EXHIBIT 99.1

Berkshire Hills Announces Quarterly Shareholder Dividend

BOSTON, May 5, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.18 per common share to shareholders of record at the close of business on May 18, 2023, payable on June 1, 2023.
ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $12.3 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies by Newsweek and America’s Best Midsize Employers by Forbes, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

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Investor Relations Contact
Kevin Conn, Senior Managing Director, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206